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RENTRAK REPORTS FISCAL 2013 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

-- Company Generates Strongest Quarterly Revenue Growth in Six Years --

-- Advanced Media and Information Revenue Up 25%; Consolidated Revenue Up 16% --

PORTLAND, OR (June 13, 2013) - Rentrak Corporation (NASDAQ: RENT), a leader in multi-screen media measurement serving the advertising, television and movie industries, today announced financial results for its fourth fiscal quarter and full year ended March 31, 2013, with the fourth consecutive quarter of revenue growth, the strongest quarterly revenue growth in six years and the highest quarterly revenue levels in more than ten years.

Fiscal 2013 Fourth Quarter Financial Results
Consolidated revenue increased 16 percent to $28.5 million for the fourth quarter of fiscal 2013, from $24.6 million for the same period last year. The company’s Advanced Media and Information (“AMI”) business grew 25 percent and its Home Entertainment business advanced 8 percent. AMI division revenue increased to $14.6 million for the fiscal 2013 fourth quarter, from $11.6 million for the same period last year, and represented 51 percent of Rentrak’s consolidated revenue, versus 47 percent for the same period last year. Revenue in the company’s Home Entertainment business improved to $14.0 million, from $13.0 million for last year’s fiscal fourth quarter.

“The fourth quarter capped a fantastic year at Rentrak, as we generated our highest level of quarterly revenue growth in six years. Our success largely reflected strong gains in our TV and movie businesses, as well as the stabilization of our Home Entertainment business, which generated its strongest quarterly growth rate since the third quarter of fiscal 2007,” said Bill Livek, Rentrak’s Vice Chairman and CEO.  “During fiscal 2013, our TV business essentially doubled, while our OnDemand Everywhere™ and Box Office businesses showed continued double-digit growth.
“The plans and investments we’ve made over the last four years are paying off for our shareholders and customers. We anticipate strong revenue growth and a near breakeven bottom line in fiscal 2014, and believe we are on track for solid profitability for fiscal 2015.”

(revenue in millions)	4Q FY13	4Q FY12	Percent Change	FY13	FY12	Percent Change
Box Office Essentials®	$6.2	$5.4	15%	$23.9	$21.0	14%
OnDemand Everywhere™	$3.2	$3.1	6%	$12.6	$11.1	13%
TV Essentials®	$5.2	$3.2	60%	$17.6	$9.2	91%
Total AMI	$14.6	$11.6	25%	$54.1	$41.4	31%

Total Home Entertainment	$14.0	$13.0	8%	$45.1	$49.7	(9)%

Consolidated Revenue	$28.5	$24.6	16%	$99.2	$91.1	9%
Numbers may not add due to rounding.

Rentrak Reports Fiscal 2013 Fourth Quarter and Full Year Financial Results
June 13, 2013

Gross margin was 43 percent of consolidated revenue for the fourth quarter of fiscal 2013, compared with 48 percent for the same period last year. Gross margin for the company’s AMI business was 58 percent for the fourth quarter of fiscal 2013, compared with 64 percent for the same period a year ago, due to a shift in the mix of revenue, more of which was generated by the company’s TV business. The company expects gross margins to trend toward 50 percent over the long term as its TV Essentials® business grows to become a significant part of Rentrak’s total business. Gross margin for Rentrak’s Home Entertainment business was 27 percent for the fourth quarter of fiscal 2013, compared with 33 percent for the same period last year, primarily resulting from a larger contribution from the company’s Pay-Per-Transaction business, including the addition of a major rental chain client with lower margins.
Operating expenses for the fiscal 2013 fourth quarter totaled $13.6 million, down from $16.5 million for the fiscal 2012 fourth quarter. The decline reflects a $3.1 million decrease in stock-based compensation costs related to the company’s agreement with DISH Network L.L.C. (“DISH”).
Operating loss for the fourth quarter of fiscal 2013 amounted to $1.4 million, which included $1.4 million in stock-based compensation costs. For last year’s fourth fiscal quarter, operating loss was $4.8 million, which included $1.2 million in stock-based compensation costs, $3.1 million in expense related to the company’s stock-based compensation agreement with DISH, $1.1 million in reorganization costs and $189,000 in acquisition-related costs. Excluding these amounts for both periods, operating income would have been $4,000 for the fiscal 2013 fourth quarter, compared with $833,000 for the fiscal 2012 fourth quarter.
Net loss totaled $2.0 million, or $0.17 per share, for the fourth quarter of fiscal 2013, versus a net loss of $4.6 million, or $0.41 per share, for the same period last year. Excluding the costs mentioned for both periods in the preceding paragraph, net loss for the fiscal 2013 fourth quarter would have been $644,000, or $0.06 per share, compared with net income of $1.0 million, or $0.10 per diluted share, for the fourth quarter of fiscal 2012. The reconciliation of these non-GAAP earnings per share (EPS) to EPS, the most comparable financial measure based upon generally accepted accounting principles (GAAP), as well as a further explanation about non-GAAP EPS, is included in the financial tables at the end of this press release.
Adjusted EBITDA (a non-GAAP measure), was $1.3 million for the fiscal 2013 fourth quarter, compared with $2.0 million for the fiscal 2012 fourth quarter. The reconciliation of adjusted EBITDA to net income, the most comparable financial measure based upon GAAP, as well as a further explanation about adjusted EBITDA, is included in the financial tables at the end of this press release.
Rentrak recorded a tax provision of $665,000 for the fourth quarter of fiscal 2013, compared with a tax benefit of $51,000 for the fourth quarter of fiscal 2012.
The company used $2.7 million and $1.6 million, respectively, in cash from operating activities for the fourth quarter and twelve months of fiscal 2013, compared with generating $4.5 million and $10.2 million, respectively, in cash from operating activities for the comparable fiscal 2012 periods. Excluding the impact of the amendment to the company’s agreement with DISH for the second quarter of fiscal 2013, Rentrak generated $4.2 million in cash from operating activities for the twelve months of fiscal 2013, compared with $10.2 million in the prior period.
Rentrak’s cash, cash equivalents and marketable securities balance was $20.4 million at March 31, 2013, compared with $27.8 million at March 31, 2012. The company’s cash balances include a $2.0 million investment made in the second quarter of fiscal 2013 in its Chinese TV measurement joint venture, Sinotrak. Rentrak’s Chinese joint venture partner contributed 51 percent of this funding. The joint venture will measure viewership on all forms of video screens from digital devices in China.
Rentrak’s recent milestones include:

•
Growing its local TV station client base to approximately 220, across approximately 50 TV station groups. This represents year-over-year client growth of more than 30 percent and year-over-year station group client growth of 35 percent.

•	Expanding many long-term local TV station group relationships, including those with Gray Television, Nexstar Broadcasting Group and Raycom Media.

•	Forming a new Digital and Media Targeting division within the company's national TV business that is expected to generate revenue on par with the company's existing divisions over the long-term.

•
Signing a number of the country's largest advertisers, including several automotive brands, a major telecommunications brand and a 2013 gubernatorial campaign to its local and national TV rating service, including Rentrak's advanced demographics products.

•	Expanding the company's advertising agency client relationships, including those with Havas Edge, PlattForm and Whole Media Concepts.

Rentrak Reports Fiscal 2013 Fourth Quarter and Full Year Financial Results
June 13, 2013

•	Signing four new TV Network clients including Sony Entertainment Television, the World Fishing Network, and Participant Media.

•	Signing three major studio clients for Rentrak’s new Digital Download Essentials Industry service.

•	Publishing several industry-leading intelligence reports, including the State of VOD Trend Report and the Total TV Audience Viewing Report.

•	Signing multi-platform audience measurement agreements with clients including PBS Distribution and The Weinstein Company’s RADiUS-TWC, among others.

Long-Term Outlook
Rentrak said that it remains confident in its ability to continue generating substantial growth in revenue, including:

•
80 percent annual growth in its TV business in fiscal 2014, with 50 percent year-over-year growth for the fiscal 2014 first quarter. With several TV segments growing more than 100 percent, gross margins are expected to be in the 50 percent range annually.

•	12 percent growth in the company's Box Office business annually, with gross margins in the 75 percent range.

•	20 percent annual growth in its OnDemand Everywhere business, with gross margins in the 75 percent range.

•	Five percent growth in Home Entertainment revenues for fiscal 2014, with gross margins approximating 27 percent.

Fiscal 2013 Full Year Financial Results
Consolidated revenue for fiscal 2013 grew to $99.2 million, up from $91.1 million for the previous year. AMI revenue grew 31 percent to $54.1 million, up from $41.4 million last year. Home Entertainment revenue was $45.1 million, compared with $49.7 million for fiscal 2012.

As a result of significant investments made to further expand the company’s high-growth AMI business and costs related to the one-time conversion of Rentrak’s stock-based compensation agreement with DISH, the operating loss for fiscal 2013 was $22.2 million, versus an operating loss of $5.9 million for fiscal 2012. The fiscal 2013 operating loss included $15.9 million in costs related to the conversion of the stock-based agreement with DISH, $5.9 million in stock-based compensation expense, $212,000 in reorganization costs and $193,000 in acquisition costs. The fiscal 2012 operating loss included $4.6 million in stock-based compensation expense, $1.1 million in costs associated with the company’s international reorganization, $822,000 in acquisition costs, and $527,000 in costs related to the stock-based compensation agreement with DISH. Excluding these amounts for both periods, operating loss would have been $14,000 for fiscal 2013, compared with operating income of $1.1 million for fiscal 2012.

Net loss for fiscal 2013 was $22.6 million, or $1.93 per share, compared with a net loss of $6.4 million, or $0.57 per share, for fiscal 2012. Excluding the costs already mentioned for both periods and a tax reserve recorded in the third quarter of fiscal 2012 which had an impact of $0.10 per share, net loss would have been $420,000, or $0.03 per share, for fiscal 2013, compared with net income of $1.8 million, or $0.16 per diluted share, for fiscal 2012. The reconciliation of these non-GAAP EPS to EPS, the most comparable financial measure based upon GAAP, as well as a further explanation about non-GAAP EPS, is included in the financial tables at the end of this press release.

Adjusted EBITDA was $5.0 million for fiscal 2013, compared with $5.5 million for fiscal 2012. The reconciliation of adjusted EBITDA to net income, the most comparable financial measure based upon GAAP, as well as a further explanation about adjusted EBITDA, is included in the financial tables at the end of this press release.

Conference Call
Rentrak will hold a conference call at 5:00 p.m. ET/2:00 p.m. PT today to discuss its 2013 fourth quarter financial results. Shareholders, members of the media and other interested parties may participate in the call by dialing 877-941-8609 from the U.S. or Canada, or 480-629-9692 from international locations, conference ID 4620584. This call is being webcast and can be accessed at Rentrak’s Web site at www.rentrak.com, where it will be archived through June 13, 2014. An audio replay of the conference call will be available through midnight June 20, 2013 by dialing 800-406-7325 from the U.S. or Canada, or 303-590-3030 from international locations, passcode 4620584. The slides that will be referenced during the call will be available on the company's Web site at www.rentrak.com.
About Rentrak Corporation
Rentrak (RENT) is the entertainment and marketing industries’ premier provider of worldwide consumer viewership information, precisely measuring actual viewing behavior of movies and TV everywhere. Using our proprietary intelligence and technology, combined with advanced demographics, only Rentrak is the census currency for VOD and Movies. Rentrak provides the stable and robust audience measurement services that movie, television and advertising professionals across the globe have come to rely on to better deliver their business goals and more precisely target advertising across numerous platforms including box office, multiscreen television and home video. For more information on Rentrak, please visit www.rentrak.com.

Rentrak Reports Fiscal 2013 Fourth Quarter and Full Year Financial Results
June 13, 2013

Safe Harbor Statement
The foregoing paragraphs contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, expected rates of revenue increase and estimated gross margins for Rentrak’s Home Entertainment business for the 2014 fiscal year, Rentrak’s ability to continue generating substantial growth in AMI revenue and estimated gross margins for the AMI business for the 2014 fiscal year. These forward-looking statements are based on Rentrak’s current expectations, estimates and projections about its business and industry, management’s beliefs, and certain assumptions, all of which are subject to change. Forward-looking statements are not guarantees of future performance and Rentrak’s actual results may differ significantly as a result of a number of factors, including customer demand for movies in various media formats subject to company guarantees, the company’s ability to attract new revenue-sharing customers and retain existing customers, the company’s success in maintaining its relationships with studios and other product suppliers, the company’s ability to successfully develop and market new services to create new revenue streams, its ability to successfully integrate acquired businesses, and Rentrak’s customers continuing to comply with the terms of their agreements. Additional factors that could affect Rentrak’s financial results are described in Rentrak’s reports on Form 10-K, 10-Q and other filings with the Securities and Exchange Commission. Results of operations in any past period should not be considered indicative of the results to be expected for future periods.
RENTF
# # #
(Financial Tables Follow)

Rentrak Reports Fiscal 2013 Fourth Quarter and Full Year Financial Results
June 13, 2013

Rentrak Corporation and Subsidiaries Consolidated Statements of Operations (In thousands, except per share amounts)

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Revenue	$28,515	$24,600	$99,177	$91,071
Cost of sales	16,288	12,896	53,631	48,125
Gross margin	12,227	11,704	45,546	42,946
Operating expenses:
Selling and administrative	13,607	16,500	67,757	48,854
Loss from operations	(1,380)	(4,796)	(22,211)	(5,908)
Other income:
Investment income, net	41	130	406	478
Other income (expense), net	(54)	(1)	(29)	(1)
Loss before income taxes	(1,393)	(4,667)	(21,834)	(5,431)
Provision (benefit) for income taxes	665	(51)	844	995
Net loss	(2,058)	(4,616)	(22,678)	(6,426)
Net loss attributable to noncontrolling interest	(30)	—	(61)	—
Net loss attributable to Rentrak Corporation	$(2,028)	$(4,616)	$(22,617)	$(6,426)
Net loss per share attributable to Rentrak Corporation common stockholders:
Basic	$(0.17)	$(0.41)	$(1.93)	$(0.57)
Diluted	$(0.17)	$(0.41)	$(1.93)	$(0.57)
Shares used in per share calculations:
Basic	12,038	11,172	11,733	11,197
Diluted	12,038	11,172	11,733	11,197

Rentrak Reports Fiscal 2013 Fourth Quarter and Full Year Financial Results
June 13, 2013

Rentrak Corporation and Subsidiaries Consolidated Balance Sheets (In thousands, except per share amounts)

	March 31,
	2013	2012
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$3,835	$5,526
Marketable securities	16,588	22,227
Accounts and notes receivable, net of allowances for doubtful accounts of $866 and $649	16,682	14,260
Deferred tax assets, net	—	48
Other current assets	2,188	985
Total Current Assets	39,293	43,046
Property and equipment, net of accumulated depreciation of $19,925 and $17,032	14,262	10,846
Goodwill	4,998	5,101
Other intangible assets, net of accumulated amortization of $2,343 and $1,579	12,396	13,165
Other assets	830	723
Total Assets	$71,779	$72,881
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$5,856	$5,291
Accrued liabilities	4,369	3,093
Accrued compensation	5,862	8,781
Deferred tax liabilities	36	—
Deferred revenue and other credits	2,610	2,037
Total Current Liabilities	18,733	19,202
Deferred rent, long-term portion	2,238	1,819
Taxes payable, long-term	713	731
Deferred tax liability, long-term	574	79
Note payable and accrued interest	550	525
Total Liabilities	22,808	22,356
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; none issued	—	—
Common stock, $0.001 par value; 30,000 shares authorized; shares issued and outstanding: 11,892 and 11,078	12	11
Capital in excess of par value	75,508	55,125
Accumulated other comprehensive income	31	341
Accumulated deficit	(27,569)	(4,952)
Stockholders’ Equity attributable to Rentrak Corporation	47,982	50,525
Noncontrolling interest	989	—
Total Stockholders’ Equity	48,971	50,525
Total Liabilities and Stockholders’ Equity	$71,779	$72,881

Rentrak Reports Fiscal 2013 Fourth Quarter and Full Year Financial Results
June 13, 2013

Rentrak Corporation and Subsidiaries Consolidated Statements of Cash Flows (In thousands)

	For the Twelve Months Ended March 31,
	2013	2012	2011
	(Unaudited)	(Audited)	(Audited)
Cash flows from operating activities:
Net loss	$(22,678)	$(6,426)	$(767)
Adjustments to reconcile net loss to net cash flows provided by (used in) operating activities:
Tax benefit from stock-based compensation	—	81	1,253
Depreciation and amortization	4,951	4,351	3,432
Stock-based compensation	19,165	5,118	6,714
Excess tax benefits from stock-based compensation	—	—	(3,987)
Deferred income taxes	579	1,425	(1,813)
Gain on liquidation of investment	—	—	(104)
(Gain) loss on disposition of assets	29	1	(15)
Realized gain on marketable securities	(197)	(73)	(12)
Interest on note payable	25	25	—
Adjustment to allowance for doubtful accounts	217	4	80
(Increase) decrease in:
Accounts and notes receivable	(2,422)	2,453	2,505
Taxes receivable and prepaid taxes	—	1,726	(491)
Other assets	(1,201)	93	(204)
Increase (decrease) in:
Accounts payable	565	(1,932)	935
Taxes payable	(44)	(421)	248
Accrued liabilities and compensation	(1,627)	2,127	(2,101)
Deferred revenue	489	705	(262)
Deferred rent	503	944	(23)
Net cash provided by (used in) operating activities	(1,646)	10,201	5,388
Cash flows from investing activities:
Purchase of marketable securities	(23,091)	(18,403)	(14,911)
Sale of marketable securities	28,793	18,971	9,800
Proceeds from the sale of assets	47	—	17
Proceeds from the liquidation of investment	—	—	224
Payments made to develop intangible assets	(183)	—	—
Purchase of property and equipment	(7,110)	(5,135)	(3,591)
Cash paid for acquisition	—	—	(1,930)
Net cash used in investing activities	(1,544)	(4,567)	(10,391)
Cash flows from financing activities:
Proceeds from note payable	—	500	—
Contributions from noncontrolling interest	1,050	—	—
Issuance of common stock	770	262	1,836
Excess tax benefits from stock-based compensation	—	—	3,987
Repurchase of common stock	—	(4,341)	—
Net cash provided by (used in) financing activities	1,820	(3,579)	5,823

Rentrak Reports Fiscal 2013 Fourth Quarter and Full Year Financial Results
June 13, 2013

Rentrak Corporation and Subsidiaries Consolidated Statements of Cash Flows (In thousands)

	For the Twelve Months Ended March 31,
	2013	2012	2011
Effect of foreign exchange translation on cash	(321)	(350)	566
Increase (decrease) in cash and cash equivalents	(1,691)	1,705	1,386
Cash and cash equivalents:
Beginning of period	5,526	3,821	2,435
End of period	$3,835	$5,526	$3,821
Supplemental information:
Income taxes paid	$401	$328	$156
Income tax refunds	60	2,101	264
Capitalized stock-based compensation	512	362	474

Rentrak Reports Fiscal 2013 Fourth Quarter and Full Year Financial Results
June 13, 2013

Rentrak Corporation and Subsidiaries Information by Segment (In thousands) (Unaudited)

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2013	2012	2013	2012
AMI
Sales to external customers	$14,557	$11,640	$54,110	$41,415
Gross margin	$8,476	$7,472	$32,767	$26,646
Income (loss) from operations	$1,007	$(3,045)	$(11,548)	$728

HOME ENTERTAINMENT
Sales to external customers	$13,958	$12,960	$45,067	$49,656
Gross margin	$3,751	$4,232	$12,779	$16,300
Income from operations	$2,060	$2,666	$7,076	$9,595

TOTAL OPERATING SEGMENTS
Sales to external customers	$28,515	$24,600	$99,177	$91,071
Gross margin	$12,227	$11,704	$45,546	$42,946
Income (loss) from operations	$3,067	$(379)	$(4,472)	$10,323

Note: The segment operating income figures do not include corporate and other expenses which are not allocated to a specific segment.

Rentrak Reports Fiscal 2013 Fourth Quarter and Full Year Financial Results
June 13, 2013

Rentrak Corporation Reconciliation of GAAP and Non-GAAP Financial Measures Adjusted EBITDA & Non-GAAP Diluted EPS (In thousands, except per share amounts) (Unaudited)

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2013	2012	2013	2012
Net loss attributable to Rentrak Corporation	$(2,028)	$(4,616)	$(22,617)	$(6,426)
Adjustments:
Provision (benefit) for income taxes	665	(51)	844	995
Investment income, net	(41)	(130)	(406)	(478)
Depreciation and amortization	1,344	1,118	4,951	4,351
Stock-based compensation (1)	1,384	1,215	5,928	4,591
Adjusted EBITDA	$1,324	$(2,464)	$(11,300)	$3,033
DISH stock-based compensation	—	3,090	15,864	527
Acquisition costs	—	189	193	822
Reorganization costs	—	1,135	212	1,135
Adjusted EBITDA before DISH stock-based compensation, acquisition and reorganization costs	$1,324	$1,950	$4,969	$5,517
(1) Excludes DISH

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2013	2012	2013	2012
Diluted EPS, as reported	$(0.17)	$(0.41)	$(1.93)	$(0.57)
DISH stock-based compensation	—	0.28	1.35	0.05
Other items:
Reorganization	—	0.10	0.02	0.10
Acquisitions	—	0.02	0.02	0.07
Valuation allowance on deferred tax assets	—	—	—	0.10
Stock-based compensation (1)	0.11	0.11	0.51	0.41
Total other items	0.11	0.23	0.55	0.68
Diluted EPS, non-GAAP	$(0.06)	$0.10	$(0.03)	$0.16
(1) Excludes DISH

About Adjusted EBITDA and Non-GAAP Diluted EPS
From time to time, Rentrak may refer to Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-based Compensation) and “non-GAAP diluted EPS” in its conference calls and discussions with investors and analysts in connection with the company’s reported historical financial results. Adjusted EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), is not derived in accordance with GAAP and should not be considered by the reader as an alternative to net income (the most comparable GAAP financial measure to Adjusted EBITDA). Non-GAAP diluted EPS does not measure diluted EPS as defined by GAAP, is not derived in accordance with GAAP and should not be considered by the reader as an alternative to reported diluted EPS. The reconciliation of GAAP and non-GAAP financial measures for the three and twelve month periods ended March 31, 2013 and 2012 are included in the above table. Rentrak’s management believes that Adjusted EBITDA is helpful as an indicator of the current financial performance of the company and its capacity to operationally fund capital expenditures and working capital requirements. Due to the nature of the company’s internally-developed software policies and its use of stock-based compensation, Rentrak incurs significant non-cash charges for depreciation, amortization and stock-based compensation expense that may not be indicative of its operating performance from a cash perspective. Rentrak also adjusts for acquisition and non-recurring costs as Rentrak’s management believes this provides a useful metric by which to compare the performance from period to period. In addition, Rentrak’s management believes that these costs as well as stock-based compensation should be factored out of reported EPS in order to provide a more useful indicator of the current financial performance of the company. No tax rate was applied to these adjustments because the company has established a valuation reserve against its deferred tax assets and, as such, the prior period tax rates used previously have been updated. Due to the nature of the company’s equity and stock-based compensation plans and arrangements, costs associated with acquisitions and items which are considered nonrecurring in nature, the company’s diluted EPS, which includes these items, may not be indicative of its on-going operating performance.